Exhibit 99.1

Harry Z. Rosengart Notifies Dyadic International, Inc. of His Resignation

JUPITER, Fla. – June 19, 2008 – Dyadic International, Inc. (the "Company") announced today that, on June 13, 2008, Harry Z. Rosengart notified the Company of his resignation (i) as the Chairman of the Board of Directors (the "Board") and as the Chairman of the Executive Committee of the Board (the "Executive Committee") of the Company effective June 18, 2008 (following the Executive Committee meeting held on such date), and (ii) as a director of the Company effective at 12:00 p.m. on June 20, 2008.  On June 18, 2008, Wendell H. Adair, Jr. was elected as the Chairman of the Board and as the Chairman of the Executive Committee, replacing Mr. Rosengart.

On June 19, 2008, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes a copy of this press release as an exhibit.

About Dyadic

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Contact:

Neil Berkman
Berkman Associates
Investor Relations Counsel to Dyadic International, Inc., 310-826-5051
info@berkmanassociates.com